Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

CARGO CONNECTION LOGISTICS HOLDING, INC.

Cargo Connection Logistics Holding, Inc., a corporation organized and existing under the laws of the State of Florida, (the “Corporation”), pursuant to Florida Revised Statutes 78.403, does hereby adopt the following as its Articles of Incorporation, replacing in their entirety, the existing Articles of Incorporation.

1.             The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

ARTICLE 1

NAME

The name of the Corporation is Cargo Connection Logistics Holding, Inc.

ARTICLE 2

PURPOSE OF CORPORATION

The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the laws of the State of Florida and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Florida to such corporations.

ARTICLE 3

CAPITAL STOCK

(1)	Shares, Classes and Series Authorized.

(a)           The Corporation is authorized to issue up to 5,002,000,000 shares of capital stock of which 5,000,000,000 shall be designated as “Common Stock”, each shares of which shall have the par value of $0.001 and 2,000,000 which shall be designated as “Preferred Stock”, each of which shall have the par value of $1.00.

(b)           The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

(2)	Powers and Rights of the Common Stock and Preferred Stock.

This Corporation is authorized to issue 5,002,000,000 shares of capital stock of which 5,000,000,000 shall be designated as “Common Stock”, each shares of which shall have the par value of $0.001 and 2,000,000 which shall be designated as “Preferred Stock”, each share of which shall have the par value of $1.00.

The Corporation hereby establishes and designates classes of its Preferred Stock as follows: (i) 500,000 shares of its preferred stock, par value of $1.00, designated as “blank check” Series III Preferred Stock (the “Series III Preferred Stock”); (ii) 600,000 shares of its preferred stock, par value of $1.00, designated as Series IV Preferred Stock (the “Series IV Preferred Stock”); and (iii) 500,000 shares of its preferred stock, par value of $1.00, designated as Series V Preferred Stock (the “Series V Preferred Stock”). The rights, preferences, and privileges of the Series III Preferred Stock, Series IV Preferred Stock and Series V Preferred Stock relative to those of the common stock, par value $0.001 per share, of the Corporation (the Common Stock) as set forth herein. The remaining Preferred Stock may be issued, from time to time, in Series with varying face amounts and may or may not be convertible into shares of Common Stock.

Blank Check Series III Preferred Stock

The Corporation is authorized to issue 500,000 shares of preferred stock, par value of $1.00. The following is a statement of the designations, and powers, of preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series. The number, designation, and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Corporation’s Board of Directors pursuant to the Florida Business Corporation Act.

Series IV Preferred Stock

The Corporation is authorized to issue up to 600,000 shares of preferred stock at $1.00 par value. Such shares are based on a convertible promissory note entered into between the Corporation and Triple Crown Consulting, Inc. The promissory note is convertible at the option of Triple Crown Consulting based on the following conversion formula: the conversion price per share shall be equal to the lesser of (i) the average of the lowest of three trading day trading prices during the five trading days immediately prior to the conversion date multiplied by .70, or (ii) the average of the lowest of the three day trading prices during the five trading days immediately prior to the funding date. Each outstanding share of Series IV Preferred Stock is convertible into shares of common stock.

Voting Rights.

General. In addition to the other rights provided in this Amendment, by agreement or by law, the holders of the Series IV Preferred Stock and the holders of the Common Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation. At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, each holder of the Series IV Preferred Stock shall have twenty times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number) into which such holder’s shares of Series IV Preferred Stock are then convertible, as set forth below, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected. This provision for determination of the number of votes to which each holder of the Series IV Preferred Stock is entitled shall also apply in cases in which the holders of the Series IV Preferred Stock have the right to vote together as a separate class. The holders of a majority of the shares of Common Stock and the shares of Preferred Stock, voting together on an as-if converted basis, shall appoint the members of the Board of the Directors.

Vacancies. A vacancy in any directorship elected by the holders of the Preferred Stock and Common Stock voting together as a single class shall be filled only by the holders of the Preferred Stock and Common Stock voting together as a single class increase or decrease the authorized number of shares of Preferred Stock; or sell, lease, license (on an exclusive basis) or otherwise dispose of all or substantially all of the assets of the Corporation or of any subsidiary of the Corporation, nor shall the Corporation or any subsidiary of the Corporation consolidate or merge with any other corporation or entity, or permit any other corporation or entity to consolidate or merge into the Corporation or any subsidiary of the Corporation, or enter into a plan of exchange with any other corporation or entity, or otherwise acquire any other corporation or entity, or otherwise take any action constituting or resulting in a liquidation, dissolution or winding up of the Corporation.

Dividends.

Dividend Preference. The holders of each share of the Series IV Preferred Stock then outstanding shall be entitled to receive non-cumulative cash dividends, at the annual dividend rate, out of any funds and assets of the Corporation legally available therefore, prior and in preference to any declaration or payment of any dividend payable on the Common Stock. Such non-cumulative dividends shall be payable only if, as, and when declared by the Board; provided, however, that such non-cumulative dividends, only if declared, will be automatically payable, upon any liquidation event described below.

Other Dividends. The Corporation shall not declare, pay, or set apart for payment any dividend or other distribution with respect to any shares of capital stock of the Corporation for any period, whether before or after the effective date of this Amendment, unless and until (i) declared by the Board and (ii) approved by the holders of the Preferred Stock. The holders of each share of Preferred Stock shall also be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on Common Stock. Dividends on shares of capital stock of the Corporation shall be payable, whether payable in cash or other property, only out of funds legally available therefore.

Non-Cash Dividends. Whenever a dividend provided for in this Section shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

Liquidation Rights.

Preference of Series IV Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series IV Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment, declaration, or setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to the liquidation price per share of the Series IV Preferred Stock with respect to such liquidation, dissolution or winding up. If, upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series IV Preferred Stock shall be insufficient to permit the payment to such shareholders of the full liquidation price, then all of the assets of the Corporation shall be distributed solely and ratably to the holders of the Series IV Preferred Stock.

Remaining Assets. If the assets of the Corporation available for distribution to the Corporation’s shareholders exceed the aggregate amount payable to the holders of the Series IV Preferred Stock then after the payments required hereunder shall have been made the Corporation’s remaining assets shall be distributed pro rata, on a per share basis, among the holders of the Common Stock and the holders of the Series IV Preferred Stock on an as-if converted basis.

Reorganization; Sale of Assets. The following transactions shall each be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section, and all of the provisions of this Section shall apply to any such transaction(s): (i) the merger, acquisition, or consolidation of the Corporation into or with any other entity or entities in which the Corporation is not the surviving entity or which results in the exchange of outstanding shares of capital stock of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or Affiliate thereof pursuant to which the shareholders of the Corporation immediately prior to the transaction do not own a majority of the outstanding shares of capital stock of the surviving corporation immediately after the transaction, (ii) the effectuation by the Corporation of a transaction or series of related transactions in which 50% or more of the voting power of the Corporation is disposed of, and (iii) any sale, lease, license (on an exclusive basis) or transfer by the Corporation of all or substantially all its assets. In connection therewith, the consideration to be received by shareholders of the

Corporation shall be apportioned as though first received by the Corporation and then distributed in liquidation thereof.

Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telephone facsimile to non-U.S. residents, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Series IV Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

Determination of Consideration. To the extent any distribution is made pursuant to the Liquidation of the Company consists of property other than cash, the value thereof shall be the fair value at the time of such distributions as determined in good faith by the Board.

Conversion Prior to Liquidating Distributions. Any holder of Series IV Preferred Stock may, at its option, convert all or a portion of its shares into Common Stock upon a liquidation, dissolution or winding up of the Corporation and thereby receive distributions with the holders of the Common Stock in lieu of receiving distributions as a holder of the Series IV Preferred Stock.

Adjustment for Certain Dividends and Distributions. If the Corporation, at any time or from time to time, makes or issues or fixes a record date for the determination of holders of shares of the Preferred Stock entitled to receive a dividend or other distribution payable in additional shares of such Preferred Stock, then and in each such event the Redemption Price for the Preferred Stock then in effect shall be decreased as of the time of such issuances or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Redemption Price for the Preferred Stock then in effect by a fraction (a) the numerator of which is the total number of shares of Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (b) the denominator of which shall be the total number of shares of the Preferred Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Preferred Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Redemption Price for the Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Redemption Price for the Preferred Stock shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions.

Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall, after the filing of this Amendment, be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of

Common Stock, the Series IV Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall be adjusted so that the registered holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock and other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (A) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

Adjustment for Merger or Reorganization, Etc. In the event of a reclassification, reorganization or exchange or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation (other than a merger, acquisition or other consolidation or reorganization which shall be considered a liquidation pursuant to the Liquidation Section set forth above), each share of Series IV Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series IV Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series IV Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series IV Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series IV Preferred Stock.

No Preemptive Rights. Shareholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

Series V Preferred Stock

The Corporation is authorized to issue up to 500,000 shares of preferred stock to consist of 500,000 shares, par value $1.00 per share, which shall have the following preferences, powers, designations and other special rights; (the “Series V Preferred Stock”).

Voting Rights.

General. In addition to the other rights provided in this Amendment, by agreement or by law, the holders of the Series V Preferred Stock and the holders of the Common Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation. At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, each holder of one Series V Preferred Stock shall have thirty times that number of votes of one share of Common Stock, on all matters submitted to the shareholders, as set forth below, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected. This provision for determination of the number of votes to which each holder of the Series V Preferred Stock is entitled shall also apply in cases in which the holders of the Series V Preferred Stock have the right to vote together as a separate class. The holders of a majority of the shares of Common Stock and the shares of Preferred Stock, voting together on an as-if converted basis, shall appoint the members of the Board of the Directors.

Dividend Preference. The holders of each share of the Series V Preferred Stock then outstanding shall be entitled to receive non-cumulative cash dividends, at the annual dividend rate, out of any funds and assets of the Corporation legally available therefore, prior and in preference to any declaration or payment of any dividend payable on the Common Stock. Such non-cumulative dividends shall be payable only if, as, and when declared by the Board; provided, however, that such non-cumulative dividends, only if declared, will be automatically payable, upon any liquidation event described below.

Other Dividends. The Corporation shall not declare, pay, or set apart for payment any dividend or other distribution with respect to any shares of capital stock of the Corporation for any period, whether before or after the effective date of this Amendment, unless and until (i) declared by the Board and (ii) approved by the holders of the Preferred Stock. The holders of each share of Preferred Stock shall also be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on Common Stock. Dividends on shares of capital stock of the Corporation shall be payable, whether payable in cash or other property, only out of funds legally available therefore.

Non-Cash Dividends. Whenever a dividend provided for in this Section shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

Liquidation Preference. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series V Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock.

Conversion. Each one share of Series V Preferred Stock is convertible into 7,575 shares of Common Stock.

Certain Adjustments for Stock Splits, Mergers, Reorganizations, Etc. In the event the outstanding shares of Common Stock shall, after the filing of this Resolution, be subdivided (split) or combined (reverse split) by reclassification or otherwise, or in the event of a reclassification, reorganization or exchange or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, each share of Series V Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series V Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event. An adjustment made pursuant to this Subsection shall become effective immediately after effective date in the case of a subdivision or combination.

Conversion Notice. The Holder of a share of Series V Preferred Stock may exercise its conversion right by giving a written conversion notice in the form of Exhibit A hereto (the “Conversion Notice”) (1) by facsimile to the Corporation’s transfer agent for its Common Stock, as designated by the Corporation from time to time (the “Transfer Agent”), confirmed by a telephone call or (2) by overnight delivery service, with a copy by facsimile to the Corporation and to its counsel, as designated by the Corporation from time to time. The Holder must also surrender the certificate for the Series V Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

Issuance of Certificates; Time Conversion Effected. Promptly, but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to herein above and surrender of the Series V Preferred Stock certificate, the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series V Preferred Stock has been converted. In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Corporation. Such conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the Holder of the Series V Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

Fractional Shares. The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series V Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

No Reissuance of Series V Preferred Stock. Shares of Series V Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

Vote to Change the Terms of or Issue Series V Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series V Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series V Preferred Stock, or (ii) any issuance of additional shares of Series V Preferred Stock.

Notices. In case at any time:

(a)           the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b)	there shall be any Organic Change;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series V Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

Record Owner. The Corporation may deem the person in whose name shares of Series V Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series V Preferred Stock for the purposes of conversion and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

Register. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series V Preferred Stock. Upon any transfer of shares of Series V Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

ARTICLE 4

SHAREHOLDERS’ RESTRICTIVE AGREEMENT

Shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 5

ACQUISITION OF CONTROLLING INTEREST AND

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation expressly elects to be governed by Florida Revised Statutes §78.378 to 78.3793, inclusive, and Florida Revised Statutes § 78.411 to 78.444, inclusive, as the same may be in effect from time to time, regarding acquisition of controlling interest and combinations with interested stockholders, respectively.

ARTICLE 6

TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 7

REGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat each “Stockholder of Record” as defined in Florida Revised Statutes §78.010  1(j) as the same may be amended from time to time as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 8

BYLAWS

The Board of Director(s) of the Corporation shall have exclusive power, without the assent or vote of the shareholders, to adopt, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the adoption, amendment or repeal of the Bylaws.

ARTICLE 9

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the applicable provisions of Florida Revised Statutes §78.010 et seq. as the same may be in effect from time to time, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

ARTICLE 10

LIMITATION OF LIABILITY

No director or officer of the Corporation shall be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer except to the extent that Florida law, as the same may be in effect from time to time, provides that such liability may not be eliminated. Any repeal or modification of this Article 10 shall not adversely affect any right or protection of a director or officer under this Article 10, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article 10, prior to such repeal or modification.

ARTICLE 11

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Florida law as the same may be in effect from time to time, indemnify any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity. Expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the full extent and under the circumstances permitted by Florida law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article 11. The indemnification provided by this Article 11 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute or otherwise, and shall inure to the benefit of their heirs, executors and administrators. The provisions of this Article 11 shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

ARTICLE 12

ELECTION OF DIRECTORS

(1)           Number of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation.

(2)           Election of Directors.                 Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

(3)           Quorum. A quorum of the Board of Directors for the transaction of business shall consist of not less than a majority of the total number of directors, except as may be provided in the bylaws with respect to filling vacancies.

ARTICLE 13

INTERESTED DIRECTORS OR OFFICERS

The Corporation shall have authority, to the fullest extent now or hereafter permitted by Florida Revised Statutes §78.140 as the same may be in effect from time to time, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association or other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.

2.             These Amended and Restated Articles of Incorporation have been duly adopted in accordance with the provisions of Florida Revised Statutes §78.390 and §78.403.

3.             The Capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

IN WITNESS WHEREOF, Cargo Connection Logistics Holding, Inc. has caused these Amended and Restated Articles of Incorporation to be signed by its Secretary this 6th day of November, 2006.

/s/ Scott Goodman
Scott Goodman Secretary